SEVERANCE AGREEMENT

This Severance Agreement is made and entered into as of January 26, 2010, by and between The Steak n Shake Company (the “Company”) and Duane Geiger.  For valuable consideration as expressly acknowledged by Company and Duane Geiger, Company and Duane Geiger agree to terminate any prior agreement concerning employment, severance or change of control and agree to a new contractual obligation; whereby, only in the event Mr. Biglari ceases to be Chairman and Chief Executive Officer of the Company, shall Mr. Geiger have the option of terminating his employment with the Company and receiving a lump sum severance payment equal to one year of his then current base compensation.

/s/ Sardar Biglari	January 26, 2010
Sardar Biglari – Chairman and Chief Executive Officer	Date

/s/ Duane Geiger	January 26, 2010
Duane Geiger – Interim Chief Financial Officer	Date